Exhibit 4.17

AMENDMENT

to

8% SECURED CONVERTIBLE NOTE

DUE NOVEMBER 30, 2009

This Amendment (“Amendment”) to the 8% Secured Convertible Notes due November 30, 2009, dated November 17, 2017 and November 29, 2017 (the “Notes”) is entered into and effective as of the last date indicated below, by and between Intellinetics, Inc., a Nevada corporation (the “Company”) and the holders of the Notes (the “Holders”).

WHEREAS, Company and the Holders entered into the Notes, effective November 17, 2017, and November 29, 2017; and

WHEREAS, the Notes may be amended in accordance with Section 9.e of the Notes by a written instrument signed by the Company and the holders of at least 51% in principal amount of the then outstanding Notes (the “Required Holders”).

WHEREAS, the Company and the Required Holders desire to amend the Notes to permit the Company to continue making payments to a pre-existing creditor and waive such payments made by the Company prior to the date of this Amendment.

NOW THEREFORE, the parties agree as follows:

1. Section 7.e of the Notes is hereby deleted and replaced in its entirety with the following:

e) repay, repurchase or offer to repay, repurchase or otherwise acquire any indebtedness, other than (i) the Notes if on a pro-rata basis; or (ii) currently existing indebtedness of the Company to Ray Shealy.

2. The Holders hereby agree to waive all of their rights under the Notes for any claims against the Company for breach or default of the Notes with respect to any payments made by the Company to Ray Shealy during the period commencing November 17, 2017 and ending with the effective date of this Amendment. Such prior payments are hereby ratified and approved by the Holders.

3. Except as set forth herein, the terms of the Notes shall remain in full force and effect.

4. This Amendment may be signed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date of the last signature of a Required Holder hereto.

REQUIRED HOLDER

/s/ Required Holders

Print Name: Required Holders

Date: 3/28/2018

INTELLINETICS, INC.

By:	/s/ James F. DeSocio
Name:	James F. DeSocio
Title:	President & CEO